EXHIBIT 99.1


TALON REFOCUSES SALES AND OPERATIONS MANAGEMENT TO ADDRESS GROWING OPPORTUNITIES IN GLOBAL APPAREL MARKET

LOS ANGELES, CA--(MARKET WIRE)--March 27, 2008 -- Talon International, Inc. (OTC
BB: TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, has made a number of senior management appointments in its sales and operations departments designed to better address the growing opportunities within the global apparel marketplace.

The appointments were made in line with a management structure designed to better leverage the various international positions and relationships the company has established over the last several years. International markets and division sales were previously organized by interdivisional responsibilities within regions. The new structure focuses managerial responsibility along divisional lines and expands responsibilities to include worldwide business development and international customer service.

Larry Dyne has been appointed to executive vice president of global sales for Talon International, a new position. He was formerly vice president of product development and global sourcing, as well as vice president of Trim sales and domestic production for all Trim development. Dyne was one of the original founders of the company. Through these prior positions, Dyne established extensive and long-term relationships with the world's top apparel brands and clothing retailers.

Chris Roberts will lead Talon's Trim Division as its vice president of sales, where he will be responsible for strengthening the Trim Division's global sales base and product structure. Roberts was previously regional manager of Trim with responsibility for sales and product development for accounts in New York and Los Angeles. He had also served as manager of sales and product development for Talon's Columbus office, and has been instrumental in building Talon's heat transfer business, including obtaining a US Patent related to heat transfer, with another pending. He is an active member of SGAI and certified in OSHA compliancy.

Gary Dyne will lead Talon's Fastener Division as its vice president of sales. The Fasteners Division includes the company's flagship Talon Zipper brand. Gary will be responsible for growing the Talon worldwide fastener sales offices and identifying new market opportunities; brand approvals and nominations; and mass-market retail programs. He joined Talon in March 2002 with more than 25 years experience in sales and marketing management, and has been a key contributor to Talon's domestic growth.

Manash Barthakur has been appointed to vice president of operations of the Fasteners Division. He brings to Talon 10 years of experience in Hong Kong and China in the garment and garment accessories industries. Barthakur has led a successful career as director of operations in various garment manufacturing companies, with extensive experience in purchasing and logistics with outsourcing and subcontracted vendors.

Peter Vaz has been appointed vice president of operations for the Trim Division. He brings to Talon more than 12 years in the trim industry, including managing trims and fabric sourcing, sales, product development, and production planning. For several years prior to joining Talon, Vaz operated his own successful trim and fabrics business, selling to major U.S. and international brands with factories in China, India, Indonesia, Bangladesh, and Cambodia.

David Hunter has been appointed as vice president, corporate controller and principal accounting officer. Hunter has extensive experience in both public and private accounting and joined Talon in December 2007 as the corporate controller. Prior to Talon, he served as the director of accounting and financial reporting for Walt Disney Studios, and as a manager of accounting and analysis at WellPoint's Blue Cross of California division. He is a certified public accountant with experience in the international accounting firm of Deloitte & Touche LLP, where he served as a manager in the audit and assurance practice.

"We have reorganized our experienced sales and operations teams to take better advantage our expanding opportunities in the worldwide fastener and trim markets," said Lonnie Schnell, Talon's chief executive officer. "This reflects a renewed and focused effort to develop new business, while ensuring superior operational management of our existing and highly valuable marquee customer base. I have great confidence in our team and in our opportunities in the marketplace for continued aggressive growth in 2008 and beyond."


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About Talon International

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon(R) brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waist-bands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria's Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic and is expanding into Eastern Europe, Indonesia and Vietnam.


Forward-Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the company's industry, competition and capital requirements, and the potential for growth in zipper sales. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to manage an international expansion, the level of acceptance of the company's products by retailers and consumers, pricing pressures and other competitive factors and the unanticipated loss of major customers. These and other risks are more fully described in the company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:
     Company Contact:
     Talon International, Inc.
     Rayna Long
     Tel (818) 444-4128
     Email Contact

     Investor Relations
     Scott Liolios or Scott Kitcher
     Liolios Group, Inc.
     Tel (949) 574-3860